Exhibit 99.1

For Release: 6:30 a.m. CDT	Contacts: Julie S. Ryland
Wednesday, April 27, 2011	205.326.8421

Energen Announces First Quarter Results

Probable, Possible Inventory Increases to 388 MMBOE

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) reported today that earnings in the first quarter of 2011 totaled $94.3 million, or $1.30 per diluted share. As expected, earnings declined from $116.7 million, or $1.62 per diluted share, in the same period last year primarily due to lower realized natural gas prices. The energy company also announced that the estimated probable and possible reserves of its exploration and production unit, Energen Resources Corporation, increased 24 percent to a record 388 million barrels of oil equivalents (MMBOE), or 2.3 trillion cubic feet equivalent (Tcfe).

➢	2010 PROBABLE, POSSIBLE RESERVES INCREASE 24%

Energen Resources’ estimate of probable and possible reserves at year-end 2010 is a conservative 388 MMBOE. This number does not include any 3rd Bone Spring potential on acreage the company purchased subsequent to its acquisition of SandRidge Energy’s Bone Spring acreage in late 2010; nor does it include any Avalon shale potential. Energen’s management said it hopes to update its probable and possible reserves for this additional potential in the next few months.

When combined with proved reserves at year end of 303 MMBOE, Energen Resources has total proved, probable, and possible reserves of 691 MMBOE, or 4.1 Tcfe.

As with the Company’s year-end proved reserves, Energen Resources’ technical staff estimates the physical quantities of its unproved reserves at year-end; these, in turn, are reviewed by independent reservoir engineers. The same commodity prices used to calculate year-end 2010 proved reserves were applied in establishing the Company’s probable and possible reserves estimates. The definitions of probable and possible reserves imply different probabilities of potential recovery in each classification; the quantities reported here are unrisked and based on the Company’s best estimate of current costs to drill wells in each basin/area and bring associated production to market.

Reserves at year end, 2010 vs 2009 (MMBOE)

Basin/Area	Proved		Probable		Possible
	2010	2009	2010	2009	2010	2009
San Juan	136	132	85	71	155	119
Permian*	133	92	83	61	58	60
Black Warrior	26	26	1	1	2	1
NLa/ETx/Other	8	8	3	1	3	1
Total	303	258	171	134	217	180

*	Reserves do not reflect 3rd Bone Spring potential on acreage acquired after the purchase of SandRidge Energy’s Bone Spring interests nor is the Avalon shale potential included.

Proved reserves in 2010 were priced at $4.38 per thousand cubic feet (Mcf) of gas (vs. $3.87 per Mcf in the prior year), $79.43 per barrel of oil (vs. $61.18 per barrel in the prior year) and 98 cents per gallon of natural gas liquids (vs. 71 cents per gallon in the prior year).

➢	CAPITAL SPENDING INCREASED

Energen Resources estimates that capital spending in 2011 will be $783 million, or $119 million more than originally estimated.

•	Almost half of the increase, $48 million, is related to the unbudgeted acquisition of unproved leasehold.

•

Another $45 million is associated with the drilling of five additional 3rd Bone Spring wells, bringing the total number of wells to be drilled this year to 22; included in the 22 wells are four exploratory 3rd Bone Spring wells that were drilled vertically and subsequently converted to horizontal wells at a cost of approximately $30 million.

•

Approximately $20 million is associated with increased Wolfberry drilling costs largely due to an increased number of frac stages to date, higher cement costs, and higher oil prices that impacted certain price-based service contracts.

“We are pleased to be drilling our 3rd Bone Spring wells at a faster pace and believe we can add six wells to our drilling schedule utilizing existing service providers,” said Energen Chairman and Chief Executive Officer James McManus. “While these additional wells will not add materially to our current-year production, they should contribute to make 2012 production even stronger.”

➢	ENERGEN MAINTAINS EARNINGS, CASH FLOW GUIDANCE RANGES

Energen affirmed its 2011 guidance range for earnings of $3.35-$3.75 per diluted share and for after-tax cash flow of $669-$696 million. The company also affirmed its production guidance for the year of 20.5 MMBOE. Embedded in the guidance are assumed commodity prices applicable to the company’s unhedged gas, oil, and natural gas liquids (NGL) production for the remainder of the year of $4.25 per Mcf, $80 per barrel, and $0.83 per gallon, respectively.

Also incorporated into the guidance are year-to-date results, known April commodity prices and basis differentials, higher general and administration (G&A) expense, and lower interest expense.

Key assumptions in Energen’s 2011 guidance include:

•	Hedge position covering approximately 69 percent of the company’s 2011 estimated production;

•	A 9 percent increase in production to 20.5 MMBOE (123 Bcfe);

•	An average depreciation, depletion, and amortization (DD&A) rate at Energen Resources of $11.40 per barrel of oil equivalent (BOE);

•	Lease operating expense (LOE), including production taxes, at Energen Resources of $12.33 per BOE (base LOE and marketing and transportation costs of $9.88 per BOE);

•	General & administrative (G&A) expense at Energen Resources of $3.34 per BOE;

•	Alabama Gas Corporation (Alagasco), the company’s utility subsidiary, earning on estimated average equity of $346 million; and

•	Average diluted shares outstanding of 72.4 million.

Energen Resources’ 2011 hedge position for the remainder of the year is as follows:

Commodity	Hedge Volumes	Estimated Production	Hedge %	NYMEXe Price
Natural Gas	40.0 Bcf	55.2 Bcf	72%	$6.16/Mcf
Oil	3.2 MMBO	5.0 MMBO	64%	$78.01/barrel
NGLs	31.9 MMgal	66.8 MMgal	48%	$0.90/gallon

NOTE: INCLUDES KNOWN BASIS DIFFERENTIALS

Energen Resources’ natural gas and oil hedge positions by type for the remainder of 2011 are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	29.2	$0.40 per Mcf	$6.04 per Mcf
NYMEX	10.7	—	$6.47 per Mcf

Oil Hedges	Volumes (MBO)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	1,557	$2.50 per barrel	$72.88 per barrel
NYMEX	1,692	—	$82.74 per barrel

NOTE: INCLUDES KNOWN BASIS DIFFERENTIALS

Sensitivity of 2011 Earnings, Cash Flows to Changes in Commodity Prices

Given Energen Resources’ current hedge position for 2011, changes in commodity prices for the remainder of the year are estimated to have the following impact on Energen’s 2011 earnings and cash flows:

•	Every 10-cent change in the average NYMEX price of gas from $4.25 represents an estimated net income impact of approximately $575,000 (0.8 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $80 per barrel represents an estimated net income impact of approximately $945,000 (1.3 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $0.83 per gallon represents an estimated net income impact of approximately $180,000 (0.3 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

At current market prices for the remainder of the year (i.e., $4.60/Mcf of gas, $112/barrel of oil, and $1.11/gallon for NGL), Energen’s earnings in 2011 could exceed guidance by more than 50 cents per diluted share.

FIRST QUARTER FINANCIAL RESULTS

For the 3 months ended March 31, 2011, Energen’s net income totaled $94.3 million, or $1.30 per diluted share. This compares with net income in the first quarter of 2010 of $116.7 million, or $1.62 per diluted share. Energen Resources’ net income in the first quarter of 2011 totaled $49.7 million as compared with $71.7 million in the same period last year, and Alagasco’s net income of $44.2 million in the first quarter of 2011 was essentially unchanged from the same period a year ago.

Energen Resources Corporation

Energen Resources’ year-over-year first quarter decrease in net income largely reflected the impact of lower realized natural gas sales prices partially offset by increased oil and NGL production.

Average Realized Sales Prices

Commodity	1Q11	1Q10	Change
Natural Gas (per Mcf)	$5.52	$7.20	(23)%
Oil (per barrel)	$75.70	$79.23	(5)%
NGL (per gallon)	$0.89	$0.88	1%

Production

Commodity	1Q11	1Q10	Change
Natural Gas (Bcf)	17.3	17.4	—
Oil (MBO)	1,364	1,186	15%
NGL (MMgal)	19.7	18.8	5%
Total (Bcfe)	28.3	27.2	4%
Total (MBOE)	4,723	4,535	4%

Production by Area

Area	1Q11	1Q10	Change
San Juan Basin (Bcfe)	14.1	13.6	3%
Permian Basin (MBOE)	1,640	1,435	14%

Black Warrior Basin (Bcfe)	3.1	3.2	(4)%
N. LA/E. TX/Other (Bcfe)	1.4	1.8	(23)%

Permian Basin production increased in the first quarter primarily due to the company’s recent Wolfberry acquisitions; however, severe winter weather and wildfires in the first quarter kept Permian production below internal estimates. San Juan Basin production increased slightly due to new well development and better-than-expected performance from certain Fruitland Coal wells. Decreased production in other areas was small in terms of volumes and reflected the company’s capital investment focus in its Permian Basin oil properties and normal property declines.

Total LOE per unit in the first quarter of 2011 increased approximately 6 percent from the first quarter in 2010 to $12.53 per BOE. Base LOE and marketing and transportation expenses increased about 3 percent while commodity price-drive production taxes rose 19 percent on a per-unit basis.

DD&A expense per unit in the first quarter of 2011 increased 1 percent over the prior year first quarter to $10.67 per BOE.

Per-unit net G&A expense increased 19 percent to $4 per BOE largely due to benefits-related expenses.

Alabama Gas Corporation

Energen’s natural gas utility generated net income of $44.2 million in the first three months of 2011, essentially unchanged from the prior year. The utility remains on track to earn within its allowed range of return on equity at the end of the rate year.

TRAILING 12 MONTHS’ FINANCIAL RESULTS

For the 12 months ended March 31, 2011, Energen’s net income totaled $268.4 million, or $3.73 per diluted share, and compared with net income of $277.5 million, or $3.86 per diluted share, in the same period last year.

Energen Resources Corporation

Energen Resources’ net income in the trailing 12 months totaled $223.3 million, down from $236.7 million in the same period last year. Current-year results included $24.8 million, or 34 cents per diluted share, of non-cash, after-tax write-offs for capitalized unproved leasehold, while prior-period results included a one-time gain of $3.1 million, or 4 cents per diluted share, generated by the sale of a small, non-operated Permian Basin property.

Absent the non-cash write-off, Energen Resources’ current-year earnings increased largely due to higher realized sales prices for its oil production and increased oil and NGL production partially offset by increased DD&A expense, higher exploration expense, a rise in commodity price-driven production taxes, and increased operating expenses.

Average Realized Sales Prices, Trailing 12 Months Comparison

Commodity	12-M Ended 3/31/11	12-M Ended 3/31/10	Change
Natural Gas (per Mcf)	$6.41	$6.52	(2)%
Oil (per barrel)	$77.97	$67.07	16%
NGL (per gallon)	$0.83	$0.91	(9)%

Production, Trailing 12 Months Comparison

Commodity	12-M Ended 3/31/11	12-M Ended 3/31/10	Change
Natural Gas (Bcf)	70.8	72.1	(2)%
Oil (MBbl)	5,309	4,786	11%
NGL (MMgal)	79.9	76.5	4%
Total (Bcfe)	114.1	111.7	2%
Total (MBOE)	19,020	18,623	2%

Production by Area, Trailing 12 Months Comparison

Area	12-M Ended 3/31/11	12-M Ended 3/31/10	Change
San Juan Basin (Bcfe)	56.7	55.1	3%
Permian Basin (MBOE)	6,366	5,766	10%
Black Warrior Basin (Bcfe)	13.0	14.0	(7)%
N. LA/E. TX/Other (Bcfe)	6.2	8.0	(23)%

Permian Basin production increased in current-year trailing 12 months largely due to the June 2009 acquisition of Range Resources Corporation’s interests in the Fuhrman-Mascho field and new waterflood development in the North Westbrook unit. San Juan Basin production increased largely due to new well development and better-than-expected performance from certain Fruitland Coal wells. Decreased production in the Black Warrior Basin and other areas, while large on a percentage basis, is relatively slight in terms of volumes and reflects the company’s capital investment focus in its Permian Basin oil properties and normal property declines.

Total per-unit LOE in the 12 months ended March 31, 2011, increased approximately 4 percent from the same period a year ago to $12.11 per BOE. Base LOE and marketing and transportation expenses were essentially unchanged, while commodity price-driven production taxes increased 17 percent on a per-unit basis.

DD&A expense per unit in the 12 months ended March 31, 2011, increased 6 percent over the same period last year to $10.66 per BOE largely due to higher development costs, the acquisition of oil-rich properties, and a price-driven, downward revision of year-end reserves in 2009.

Per-unit net G&A expense in the 12 months ended March 31, 2011, decreased 2 percent over the same period a year ago to $2.96 per barrel.

Alabama Gas Corporation

Alagasco’s net income for the 12 months ended March 31, 2011, totaled $46.8 million as compared with $42.2 million in the same period a year ago. This increase primarily reflected the utility’s ability to earn on a higher level of equity partially offset by the timing of rate recovery and revenue reductions under Alagasco’s rate-setting mechanism.

STRONG HEDGE POSITIONS IN 2012-2014

Energen continues to utilize hedging of its flowing production in future years to help protect projected earnings and cash flows from commodity price volatility. Natural gas liquids hedges recently were added in 2013. The company’s hedge positions in 2012-2014 are provided in the tables below.

2012

Energen Resources’ hedge position for 2012 is as follows:

Commodity	Hedge Volumes	NYMEXe Price
Natural Gas	40.5 Bcf	$4.99/Mcf
Oil	3.7 MMBO	$82.56/barrel
NGL	39.9 MMgal	$0.86/gallon

Energen Resources’ natural gas and oil hedge positions by hedge type for 2012 are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	29.5	$0.35 per Mcf	$4.95 per Mcf

NYMEX	11.0	—	$5.07 per Mcf

Oil Hedges	Volumes (MBO)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	672	$4.00 per barrel	$85.40 per barrel
NYMEX	3,072	—	$81.94 per barrel

2013

Energen Resources’ hedge position for 2013 is as follows:

Commodity	Hedge Volumes	NYMEXe Price
Natural Gas	33.9 Bcf	$5.25/Mcf
Oil (NYMEX)	3.2 MMBO	$85.32/barrel
NGL	35.2 MMgal	$1.02/gallon

Energen Resources’ natural gas hedge position by hedge type for 2013 is as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	25.1	$0.35 per Mcf	$5.23 per Mcf
NYMEX	8.8	—	$5.30 per Mcf

2014

Energen Resources’ hedge position for 2014 is as follows:

Commodity	Hedge Volumes	NYMEXe Price
Oil (NYMEX)	2.7 MMBO	$87.44/barrel

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its dominant business is the acquisition, development, and exploration of oil, natural gas, and natural gas liquids. Through Energen Resources Corporation, the company has more than 690 million barrels of oil-equivalent proved, probable, and possible reserves. These all-domestic reserves are located mainly in the San Juan and Permian basins. Energen subsidiary Alabama Gas Corporation is the largest distributor of natural gas in Alabama and has a business heritage in the state spanning more than 150 years. For more information, go to http://www.energen.com.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Financial, operating, and support data pertaining to all reporting periods included in this release are unaudited and subject to revision.